Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 2 to Form S-4 of our report dated March 28, 2025, relating to the financial statements of Churchill Capital Corp IX, as of December 31, 2024 and 2023, for the year ended December 31, 2024, and for the period from December 18, 2023 (inception) through December 31, 2023, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

December 26, 2025